Exhibit 99.1

KNIGHT SECURITIES, L.P. AND ITS FORMER CEO RECEIVE WELLS NOTICES FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION AND NASD

JERSEY CITY, New Jersey (March 4, 2004) – Knight Trading Group, Inc. (Nasdaq: NITE) today announced that its wholly owned subsidiary, Knight Securities, L.P. (KSLP), and its former CEO, Kenneth D. Pasternak, have received Wells Notices from the staff of the Division of Enforcement of the U.S. Securities and Exchange Commission and from NASD’s Department of Market Regulation. Mr. Pasternak relinquished his executive management positions as of January 30, 2002. Effective September 1, 2003, KSLP was renamed Knight Equity Markets, L.P.

As previously disclosed in Knight’s Form 10-Q filed for the quarter ending June 30, 2002, and as updated in our securities filings, the SEC initiated an investigation subsequent to the filing of a private arbitration claim made by a former Knight employee. Also as previously disclosed, following the filing of this arbitration claim, NASD commenced an inquiry. Knight continues to defend against the private arbitration claim.

The Wells Notices from the SEC’s Division of Enforcement indicate that the Division is considering recommending that the Commission bring civil and administrative enforcement actions against KSLP and Mr. Pasternak for possible violations of securities laws. These Wells Notices pertain to investigations into specific trade activity, conduct, supervision and record-keeping that occurred in 1999 through 2001. The Wells Notices from NASD’s Department of Market Regulation indicate that NASD intends to bring formal disciplinary proceedings against both parties relating to similar trade activity and conduct that occurred in 1999 and 2000.

A Wells Notice from the SEC affords recipients an opportunity to present information and defenses in response to the SEC’s Division of Enforcement staff prior to the staff making its formal recommendation to the Commission on whether any disciplinary action should be authorized. Similar to the SEC’s procedures, NASD allows the recipients of its Wells Notices to present information and defenses in response to NASD’s Department of Market Regulation staff prior to the staff making its formal recommendation to NASD’s Office of Disciplinary Affairs on whether any disciplinary action should be authorized.

“Knight believes these actions by the SEC and NASD are important next steps toward resolving the outstanding regulatory inquiries and overcoming these legacy issues inherited by new management in May of 2002,” said Thomas M. Joyce, Chief Executive Officer and President of Knight Trading Group. “The company has cooperated with regulators over the past two years in connection with these investigations. We are carefully reviewing the legal and factual basis for the staffs’ recommendations. Knight looks forward to closing this chapter from our past and focusing on the needs of our clients.”

Knight is focused on meeting the needs of institutional and broker-dealer clients by providing comprehensive trade execution services in cash equities and options. A leading execution specialist, Knight offers capital commitment and access to a deep pool of liquidity across the depth and breadth of the market as it strives to provide superior client service. Knight also maintains a $1.6 billion asset management business for institutions and high net worth individuals. More information about Knight can be obtained at www.knighttradinggroup.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission.

CONTACTS	Margaret Wyrwas	Judy Pirro
	Senior Managing Director, Corporate Communications & Investor Relations	Vice President, Investor & Shareholder Relations
	201-557-6954 or mwyrwas@knighttrading.com	201-356-1548 or jpirro@knighttrading.com

	Kara Fitzsimmons	Catherine Smith
	Vice President, Corporate Communications	Assistant Vice President, Marketing Communications & Public Relations
	201-356-1523 or kfitzsimmons@knighttrading.com	201-557-6992 or csmith@knighttrading.com